Exhibit 10.3

February 3, 2025

Mr. Daniel Bernstein

Chief Executive Officer

Bel Fuse, Inc.

300 Executive Drive, Suite 300

West Orange, New Jersey

Dear Dan,

Letter of Appointment

The Board of Directors (the “Board”) of Bel Fuse Inc. (the “Company”) is extremely pleased that you have accepted our offer to lead our Board as Non-Executive Chairman of the Board (“Chairman”). In addition, the Board is pleased to inform you that the Board will support your nomination for an additional three-year term as a member of the Board at the Company’s 2025 Meeting of Shareholders.

This letter sets out the main terms of your remuneration and your anticipated responsibilities as Chairman. It is understood and agreed that this is a contract for personal services and will not be a contract of employment.

1.         APPOINTMENT

1.1       Subject to the remaining provisions of this letter, your appointment as Chairman will commence on the date of the Company’s 2025 Meeting of Shareholders (the “Effective Date”) and continue for a term ending on the earlier of (i) the date of the Company’s 2027 Meeting of Shareholders, or (ii) the date you cease to be a director of the Board (the “Term”). The Board may invite you to serve as Chairman for an additional period. Should the Board do so, this letter of appointment will automatically renew for such further period of appointment as approved by the Board and the term specified in this paragraph 1.1 shall be deemed to be extended accordingly.

1.2       Your appointment is subject to the Bylaws of the Company, as amended from time to time (the ”Bylaws”), as well as all applicable laws or regulations.  Nothing in this letter shall be taken to exclude or vary the terms of the Bylaws as they apply to you as a director of the Company.

1.3       Upon the termination of your appointment as a director, you shall only be entitled to accrued fees as at the date of termination together with reimbursement of any reasonable and documented expenses properly incurred prior to that date.

1.4       You will receive notice of all Board meetings in accordance with the Company’s bylaws and as required by applicable law, except for meetings or sessions of meetings required to be attended only by independent Board members as required under any law, government regulation, or stock exchange listing requirement.

2.         ROLE AND DUTIES

2.1       As Chairman, you shall have the same general legal responsibilities to the Company as any other director.

2.2       In your role as Chairman, you shall also be required to:

(a)       Attend and chair Board and shareholder meetings;

(b)       Shape and oversee Board meeting agendas, ensuring alignment with key governance and strategic priorities;

(c)       Lead executive sessions of independent Directors, provided that the Board and the independent directors reserve the right to have meetings attended solely by independent directors and in no event shall you be permitted to vote on a matter requiring a vote solely by independent directors except as permitted by counsel to the Board or the Company.  Your participation in executive sessions of the Board shall be further limited to the extent necessary to ensure compliance with applicable law, regulations and stock exchange listing standards;

(d)       Take reasonable measures to enable the Board to address key governance and strategic issues;

(e)       Facilitate effective communication among Board members;

(f)        Promote effective communication between executive and non-executive directors; and

(g)       Carry out such other duties commensurate with the position as may be reasonably requested by the Board or are customary for the position of Chairman.

3.         FEES

3.1       For your service as a non-executive member of the Board during the first year of the Term, you shall be paid an annual cash retainer fee equal to forty thousand dollars ($40,000).  Thereafter, for your service as a non-executive member of the Board, you will receive the then prevailing Board retainer fee.  The annual cash retainer fee shall be paid quarterly in the manner applicable to such retainers payable to other members of the Board.

3.2       During the Term, you will receive an annual Chair premium of $50,000 payable in the same manner as the retainer set forth in paragraph 3.1.

3.3       In addition, on or as soon as administratively practicable following the Effective Date and on each annual anniversary of the Effective Date thereafter (each an “Equity Retainer Date”) for as long as you are a non-executive member of the Board, you shall receive an annual equity retainer in an amount, payable in shares of the Company’s Class B Common Stock (“Class B Shares”), equal to the greater of (i) 1,000 Class B Shares, or (ii) a number of Class B Shares having a fair market value (determined based on the closing price of such stock on the respective Equity Retainer Date) equal to the then prevailing Board annual equity retainer fee (currently seventy thousand dollars ($70,000)). Each annual equity retainer shall be subject to such vesting conditions as are applicable to equity retainers of non-executive members of the Board generally.

3.4       The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office.

3.5       Board retainer fees shall be prorated for partial years of service on the Board.

4.         CONFIDENTIALITY

Since you will be exposed to “Confidential Information” (as defined below) through your service on the Board, you hereby agree that you will not use or disclose any Confidential Information at any time for any reason (except as must be disclosed to enable you to properly perform your duties to the Company and its subsidiaries). For purposes of this letter, “Confidential Information” means all writings, equipment, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, referral sources, inventory lists, computer programs, other material embodying trade secrets, customer or product information, technical or business information or any other confidential information of the Company or its subsidiaries. Nothing in this letter agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

All information acquired by you prior to and during your appointment as Chairman is confidential to the Company and may not be disclosed to third parties or used for any reason other than in the interests of the Company, either before, during or following termination of your appointment (by whatever means), without prior written approval from the CEO or the Company’s General Counsel.

5.         INSURANCE

The Company will maintain reasonable directors’ and officers’ liability insurance on behalf of the members of the Board, and you will be entitled to the benefits of indemnification and exculpation to the fullest extent permitted by law as set forth in the Company’s Bylaws.

6.         TAX MATTERS

6.1       All fees payable to you by the Company in your capacity as a non-employee director of the Board shall be subject to all applicable withholding taxes and any other amounts required by law to be withheld.

6.2       The intent of the parties is that payments and benefits under this letter agreement be exempt from, or comply with, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance of the Treasury and the Internal Revenue Service promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be exempt therefrom or in compliance therewith.

7.         MISCELLANEOUS

7.1       This letter agreement constitutes the entire terms and conditions of your appointment as Chairman and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company relating to its subject matter.

7.2       This letter agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.3       This letter agreement shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this letter shall be brought only in a state or federal court located in the State of New Jersey.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Dan, we are excited to have you be Chairman and for your continued invaluable leadership and stewardship of the Company.  Kindly countersign this letter below and return to me to accept the terms of this letter agreement.

Yours sincerely,

/s/ Lynn Hutkin

Lynn Hutkin

Vice President of Financial Reporting and Investor Relations

I agree to the above terms of my appointment as Chairman.

Daniel Bernstein

/s/ Daniel Bernstein

Date: February 3, 2025

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